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Cimpress to Acquire BuildASign: A Vertically Integrated U.S. Web-to-Print Canvas Wall Décor and Signage Company

VENLO, the Netherlands, September 25, 2018 -- Cimpress N.V. (Nasdaq: CMPR) announced today it has entered into a definitive agreement to acquire BuildASign, a fast-growing internet-based provider of canvas-print wall décor, business signage and other large-format printed products.

“We are excited to welcome BuildASign to Cimpress. They bring strong talent, a customer-centric culture, low-cost production operations and strong e-commerce capabilities that work seamlessly together to serve customers with market-leading prices, fast delivery and great customer service" said Robert Keane, president and chief executive officer of Cimpress.

BuildASign website www.easycanvasprints.com delivers great quality canvas prints to consumers at unbeatable prices and websites such as www.buildasign.com provide a highly effective way for businesses to display their identity.

Consistent with Cimpress’ strategy, BuildASign will operate in a decentralized, autonomous manner, leveraging Cimpress’ shared strategic capabilities when they are valuable to BuildASign’s customer value proposition and financial returns. Keane said that “Cimpress will bring a long-term investment horizon, substantial procurement synergies and our mass customization platform (MCP) technology capabilities. These added strengths will accelerate BuildASign’s already-fast growth in home décor and reinforce their market position with business signage.”

There is also an opportunity for Vistaprint to turn to BuildASign’s low-cost canvas print fulfillment operations for a substantial portion of its growing home décor revenue that is currently outsourced to other third-party fulfillers. Finally, BuildASign complements the signage business of Cimpress’ other businesses such as Upload and Print and Vistaprint due to their similar product lines.

Bryan Kranik, BuildASign’s chief executive officer, said, "We are excited to be entering this next chapter for BuildASign, and are thrilled about the opportunities that joining Cimpress will create for our customers and team members. Through a combination of our large format expertise and Cimpress’ procurement scale and MCP technology, we look forward to continuing to grow in large markets by allowing our customers to express their identity across a wide variety of products.”

Financial Terms of Agreement
Under the terms of the agreement, Cimpress will acquire approximately 99% of the outstanding equity interests of BuildASign from its current owners, including majority owner PWP Growth Equity, the middle market private equity group of Perella Weinberg Partners. The total valuation is approximately $280 million (USD), subject to customary adjustments for the value of retained interest, net debt, working capital and transaction expenses. Consideration at closing for the transaction will be in cash, using Cimpress' existing credit facility.

BuildASign’s unaudited revenue for the trailing twelve-month period ended August 31, 2018 was approximately $129 million, reflecting year-over-year growth of greater than 20%. Total consideration reflects pro forma unlevered free cash flow and adjusted EBITDA multiples that are consistent with those Cimpress has paid for its past acquisitions of National Pen and Upload and Print businesses, after considering growth rates.

Cimpress expects that its planned investment in BuildASign will drive value creation that is consistent with the company's previously articulated M&A investment hurdle rate of a 15% IRR through a combination of continued profitable growth and near-term procurement and other synergies.

Subject to satisfaction of various closing conditions, including antitrust clearance in the U.S., Cimpress expects the transaction to close as early as the beginning of October 2018. Cimpress will provide further background on BuildASign and details of the strategic rationale, synergy opportunities, and integration plans concurrent with its first quarter fiscal year 2019 earnings announcement on October 31, 2018.

About Cimpress
Cimpress N.V. (Nasdaq: CMPR) invests in and builds customer-focused, entrepreneurial, mass-customization businesses for the long term. Mass customization is a competitive strategy which seeks to produce goods and services to meet individual customer needs with near mass production efficiency. Cimpress businesses include Drukwerkdeal, Exaprint, National Pen, Pixartprinting, Printi, Vistaprint and WIRmachenDRUCK.

To learn more, visit http://www.cimpress.com.

Cimpress and the Cimpress logo are trademarks of Cimpress N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

About BuildASign
BuildASign is a leading online provider of canvas wall décor, signage and other large format products. Since the company's inception in 2005, BuildASign has set out to empower every individual and business to connect with those that matter most to them. Their focus is making it easy and affordable for people to share their message or tell their story with custom and personalized products. Over the past 12 years, the Austin, Texas-based company has grown to over 400 employees.

This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including but not limited to the anticipated closing of Cimpress’ acquisition of BuildASign and the effects of the acquisition on Cimpress’ financial results and both companies’ businesses. Actual results may differ materially from those indicated by these forward-looking statements. If either company fails to satisfy the conditions to the closing of the transaction, then the acquisition may be delayed or may not close at all. In addition, the acquisition may fail to meet the companies’ business and financial expectations if, among other factors, BuildASign fails to grow its business, revenue, or markets as we expect; the companies fail to retain their current customers and attract new customers; the companies fail to develop new and enhanced products and services; key employees of Cimpress or BuildASign leave the company; Cimpress fails to make planned investments in its or BuildASign’s business or those investments do not have the anticipated effects on the companies’ businesses; Cimpress or BuildASign fail to manage the growth and development of their businesses and operations; competitors succeed in taking sales away from the companies’ products and services; or there are unfavorable changes in general economic conditions. You can also find other factors described in our Form 10-K for the fiscal year ended June 30, 2018 and the other documents we periodically file with the U.S. Securities and Exchange Commission.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.